BHR FUND ADVISORS, L.P.

                     PERSONAL TRADING POLICY/CODE OF ETHICS

                            DATED SEPTEMBER __, 2006

         Rule 204A-1 (the "Rule") under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act") requires an investment adviser registered with the Securities and Exchange Commission to establish, maintain and enforce a written code of ethics which meets the minimum requirements stated in the Rule. This Code of Ethics is intended to meet the requirements of the Rule.

STANDARDS OF CONDUCT

         BHR's reputation is based on our employees acting in an ethical manner with honesty, integrity and professionalism. That reputation is a vital business asset. BHR expects that its employees will perform their duties and conduct their personal investment activities with (1) the duty to at all times place our client's interests first and (2) the fundamental principle that our employees should not take inappropriate advantage of their positions.

         All employees are governed by the requirements of this Code and must comply with Federal Securities Laws (as defined below). All employees are not permitted:

                  1)       to defraud a client in any manner;
                  2) to mislead a client, including by either making an untrue statement of material fact or by making a statement that omits material facts;
                  3) to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;
                  4) to engage in any manipulative practice with respect to a client; or
                  5) to engage in any manipulative practice with respect to securities.

         As a fiduciary BHR has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. This duty includes fully disclosing all material facts to clients concerning any conflict that does arise with respect to that client. This duty also applies to all Employees.

PERSONAL SECURITIES TRANSACTIONS GENERALLY

         All personal securities transactions are to be conducted in such a manner as to be consistent with the Personal Trading Policy/Code of Ethics ("the Code") and to avoid any actual or potential conflict of interest or any abuse of an employee's position of trust and responsibility.

         Under rule 204A-1 of the Advisers Act, the Securities and Exchange Commission ("SEC") has determined that an investment adviser's code of ethics must require Access Persons (as described below) to report their personal securities transactions and holdings and be subject to certain trading restrictions. An Access Person is defined as any partner, officer, director or employee of the investment adviser who (1) provides investment advice on behalf of the investment adviser; (2) is subject to the supervision and control of the investment adviser; and who (a) has access to nonpublic information regarding clients' purchase or sale of securities, (b) is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with BHR Advisors.

         For purposes of BHR's policy, employees of sub-adviser (s) and service providers that have access to nonpublic information are not covered by this policy but are covered by their employer's policy.

CONFIDENTIALITY OF CLIENT INFORMATION

         Confidentiality of information pertaining to BHR and its clients is a fundamental principle of the investment management business of BHR. Employees must maintain the confidential relationship between BHR and each of its clients. The confidentiality of information such as the extent of the account relationship must be held inviolate by those to whom it is entrusted and must never be discussed outside the normal and necessary course of BHR's business. To the extent possible, all information concerning clients and their accounts (in our case funds advised by BHR and the investors therein) shall be shared among Employees on a strictly need-to-know basis.

         EACH EMPLOYEE SHALL BE SUBJECT TO THE PRIVACY POLICIES AND PROCEDURES OF BHR INCLUDED IN THIS MANUAL.

GIFTS AND ENTERTAINMENT (see Exhibit C in the Manual)

         The overriding principle is that employees should not accept inappropriate gifts, favors, entertainment or other things of material value that could influence their decision making or make them feel beholden to a person or firm. The same is true in terms of offering gifts to clients or prospects.

OUTSIDE EMPLOYMENT AND OTHER ACTIVITIES

OUTSIDE EMPLOYMENT. BHR discourages outside employment. Employees are not permitted to engage in any business activity or employment which interferes with their duties to BHR, divides their loyalty, creates an actual or apparent conflict of interest, or exposes the employee or BHR to possible criticism or adverse publicity. Employees must disclose all outside employment to BHR's senior management. Employees must obtain prior senior management approval of all outside employment, business activities, managing directorships, or fiduciary appointments.

POLITICAL ACTIVITIES. BHR encourages employees to be informed about and participate in the political process and political activities, provided such participation does not unduly interfere with the employees' duties or embarrass or discredit BHR. BHR further encourages all employees to vote in elections and, if employees so choose, to make voluntary contributions of time and/or money to political and governmental activities. Employees must, however, engage in such activities as individuals rather than as representatives of BHR. Employees must further avoid any appearance of corporate sponsorship or endorsement in connection with any election. Employees must not use the corporate name in any connection with any political fund-raising activity or in any printed material for use in political fund-raising activity, except where permitted by law. Employees must obtain approval of the Chief Compliance Officer ("CCO") before becoming a candidate for public office, accepting any nomination or appointment to a public office or agreeing to serve as an official (such as a campaign manager, chairman or treasurer) in a political campaign.

OTHER ACTIVITIES. BHR encourages employees to participate in worthwhile civic, social, educational, professional and charitable organizations and activities. No activity, however, should interfere with their regular employment duties, unreasonably encroach upon working time, or necessitate such long hours as to impair working effectiveness of the employee.

POLITICAL CONTRIBUTIONS AND CORPORATE PAYMENTS. Corporate disbursements of money, property or services to any government official, political party or candidate, either domestic or foreign, are strictly prohibited, even in those jurisdictions where such contributions are legally permissible. No offer, promise of payment or payment shall be made to any person, corporate entity, official of any government or government agency, in the United States or abroad, either directly or indirectly, to win preferential treatment in securing business or obtaining special concessions in BHR's interest. It should be emphasized that a corporate payment need not be illegal to be prohibited. Payments are broadly defined to include property or services.

SERVICE ON BOARD OF A PUBLIC COMPANY. BHR defines a publicly traded company as any organization or entity which makes available to the public for purchase either through an exchange or other instrumentality a stake or share in the organization or entity.

         Employees who wish to serve on the Board of Directors of a publicly traded company must supply a description, in writing, of the publicly traded company and the reasons why they are attempting to act in this role. This should be submitted to the Exception Committee(1) for review and consideration.

         Written pre-approval must be obtained from the Exception Committee in order for an employee to serve on the Board of Directors of a publicly traded company. The Exception Committee will review/consider many factors in making the

----------
(1) This committee is comprised of the Director, Mutual Fund Administration and the Chief Compliance Officer. If either of these committee members is the individual making the request one of the Managing Partners will serve in their place on the committee to review the submission.

decision to grant approval or disapproval, including, but not limited to, whether the company is one which BHR Institutional Funds Trust would own. The Committee's decision, either for or against, will be supplied to the employee in writing and will be included in the employee's file.

         If approval is granted by the Exception Committee, the employee has an ongoing obligation to notify the Exception Committee of any potential conflicts of interest which may arise during the course of participating as a member of the Board of Directors. If there is any question whether a conflict of interest exists or may exist, the Exception Committee shall be notified.

         Violation of this policy may result in disciplinary action, up to and including termination of employment.

SERVICE IN PUBLIC OFFICE. Employees who wish to serve in Public Office must supply a description, in writing, of the particular public office and the reasons why they are attempting to act in this role. This material should be submitted to the Exception Committee for review and consideration.

         Written pre-approval must be obtained from the Exception Committee in order for an employee to serve in public office. The Exception Committee will review/consider many factors in making the decision to grant approval or disapproval, including, but not limited to, whether serving in such capacity will give the employee access to information, individuals or entities concerning stocks that the BHR Institutional Funds Trust would own. The Committee's decision, either for or against, will be supplied to the employee in writing and will be included in the employee's file.

         If approval is granted by the Exception Committee, the employee has an ongoing obligation to notify the Exception Committee of any potential conflicts of interest which may arise during the course of his or her service in public office. If there is any question whether a conflict of interest exists or may exist, the Exception Committee shall be notified.

         Violation of this policy may result in disciplinary action, up to and including termination of employment.

RECORDS

         The following records will be kept pertaining to the Code of Ethics:

                  o A copy of each Code that has been in effect at any time during the past five years will be kept in a readily accessible place by the CCO.
                  o A record of any violations of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.
                  o A record of all written acknowledgements of receipt of the Code and amendments to such Code for each person who is currently, or was within the past five years, a supervised person (five years from the date employment is terminated).
                  o Holdings and statements/transaction reports made pursuant to the Code must be maintained for at least five years after the end of the fiscal year in which the report was made (the first two years in an easily accessible place).
                  o A list of names of persons who are currently, or within the past five years were access persons.
                  o A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings for at least five years after the end of the fiscal year in which the approval was granted.
                  o A record of the individual(s) responsible for reviewing access persons' reports currently and during the past five years.
                  o A copy of reports provided to the mutual fund's board of directors regarding the Code for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.
                  o A copy of all decisions made by the Exceptions Committee during the last five years.

All Access Persons are required to report violations of the Code and potential conflicts of interest promptly to the CCO (if the CCO is unavailable the violation should be reported to on of the Managing Partners). This duty encompasses a requirement that all employees self-report any violations of the Code. Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Retaliation by an employee against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

SPECIFIC PERSONAL TRADING POLICIES

DEFINITIONS

         A. "Access Person" means: any officer, director or employee who provides investment advice on behalf of BHR, is subject to the supervision and control of BHR and who (1) has access to nonpublic information regarding any clients' purchase or sale of securities; or (2) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All directors and officers of BHR are presumed to be Access Persons.

         B. "Automatic Investment Plan" means any program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

         C. "Beneficial Ownership" is interpreted in the same manner as it would be under Rule 16a-1(a) under the Securities Exchange Act of 1934 (the "Exchange Act") in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. An Access Person's "immediate family" includes a spouse, minor children and adults living in the same household as the Access Person.

                  Generally, you will be treated as the "beneficial owner" of a security under this policy only if you have a direct or indirect pecuniary interest in the security.

                  (a) A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction.

                  (b) An indirect pecuniary interest is any nondirect financial interest, but is specifically defined in the rules to include securities held by members of your immediate family sharing the same household; securities held by a partnership of which you are a general partner; securities held by a trust of which you are the settlor if you can revoke the trust without the consent of another person, or a beneficiary if you have or share investment control with the trustee; and equity securities which may be acquired upon exercise of an option or other right, or through conversion.

                  For interpretive guidance on this test, you should consult counsel.

         D. "Covered Securities" means a security defined in section 202(a)(18) of the Advisers Act and includes any stock, bond, future, investment contract, options on securities, options on indexes and options on currencies, all kinds of limited partnerships, shares of open-end mutual funds that are advised or sub-advised by BHR or any of its affiliates, foreign unit trusts and foreign mutual funds and private investment funds, hedge funds, and investment clubs. Covered securities do not include: direct obligations of the U.S. government (e.g. treasury securities), bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations - including repurchase agreements, shares of open-end investment companies other than a Reportable Fund (as defined below) and shares issued by money market mutual funds.

                  The pre-clearance requirements do not apply to Covered Securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control or transactions effected pursuant to an Automatic Investment Plan.

         E. "Federal Securities Laws" means the Securities Act of 1933 (the "1933 Act"), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission ("SEC") under any of these statutes, the Bank Secrecy Act as it applies to investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

         F. An "Initial Public Offering" means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

         G. A "Limited Offering" means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or
                  Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

         H. "Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a security.

         I. "Reportable Fund" means: (i) any fund for which BHR serve as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or (ii) any fund whose investment adviser or principal underwriter controls BHR, is controlled by BHR, or is under common control with BHR.

PERSONAL TRADING

         Under its business model BHR does not purchase individual securities for any of its clients (currently, the BHR Institutional Funds Trust (the "BHR Funds")). Access Persons are barred from purchasing any Covered Securities in which the Funds have either a long or short position. If an employee owns a position in any Covered Security, he/she must get written pre-clearance from the CCO to add to or sell the position. ALL SECURITY TRANSACTIONS IN COVERED SECURITIES (BUY OR SELL) REQUIRE WRITTEN CLEARANCE IN ADVANCE. Access Persons are required to pre-clear all personal trades of Covered Securities. Advance written approval is valid for 48 hours; if a trade has not been executed, subsequent approvals are necessary until the trade is executed. No clearance will be given to an Access Person to purchase or sell any Covered Security (1) on a day when any of BHR's client accounts has a pending "buy" or "sell" order in that same Covered Security until that order is executed or withdrawn or (2) when the CCO has been advised that the same Covered Security is being considered for purchase or sale for any of BHR's client accounts. Copies of all pre clearance forms are to be given to the CCO by the Access Person. The Access Person should keep the original for their files. The CCO will reconcile the pre clearance report with the duplicate confirm to ensure compliance with the policy.

         Access Persons may not purchase Initial Public Offerings (IPO's). Limited Offerings require written pre-clearance. Purchases of mutual fund interests (where the fund is not advised by BHR or its affiliates) are excluded from pre-clearance, at this time, as are 529 plans that invest in mutual funds (mutual funds advised or sub-advised by the firm must be reported during the annual and quarterly reporting periods). IRA's, and Rollover IRA's that are self-directed (i.e. stocks or bonds, not mutual funds), and ESOP's (employee stock ownership plans) require pre-clearance. The pre-clearance requirements do not apply to Covered Securities purchased or sold in any account which the Access Person has no direct or indirect influence or control or transactions effected pursuant to an Automatic Investment Plan.

         Access Persons are prohibited from trading, either personally or on behalf of others, while in possession of material, non-public information.

Access Persons are also prohibited from communicating material nonpublic information to others in violation of the law. For additional information see BHR Insider Trading Policy.

         Access Persons are barred from entering into short sales in any security that is owned by portfolios of the BHR Institutional Funds Trust (currently, BHR's only client).

         BLACKOUT RESTRICTIONS: Access Persons are subject to the following restrictions when their purchases and sales of Covered Securities coincide with trades of BHR clients (including investment companies):

         1. PURCHASES AND SALES WITHIN THREE DAYS FOLLOWING A CLIENT TRADE. Access Persons are prohibited from purchasing or selling any Covered Security within three calendar days after a portfolio of the BHR Institutional Funds Trust has a transaction in the same (or a related) security. If an employee makes a prohibited transaction the employee must unwind the transaction and relinquish any gain from the transaction to a charitable organization.

         2. PURCHASES WITHIN SEVEN DAYS BEFORE A CLIENT PURCHASE. An employee who purchases a Covered Security within seven calendar days before a portfolio of the BHR Institutional Funds Trust trades the same (or a related) security is prohibited from SELLING THE COVERED SECURITY FOR A PERIOD OF SIX MONTHS following the portfolio's trade. The Trading Exception Committee(2) must approve exceptions. If an employee makes a prohibited sale without an exception within the six-month period, the employee must relinquish any gain from the transaction to a charitable organization.

         3. SALES WITHIN THREE DAYS BEFORE A CLIENT SALE. An employee who sells a Covered Security within three days before a portfolio of the BHR Institutional Funds Trust trades the same (or a related) security must relinquish to charity the difference between the employee's sale price and the portfolio's sale price (assuming the employee's sale price is higher). If the employee's sale price is lower no action is required.

SHORT TERM TRADING

         Access Persons may not take PROFITS in any security in less than 30 days (includes Options, Convertibles and Futures). If an Access Person must trade with in this period, the Exception Committee must grant approval or the Access Person must relinquish such profits to charity. The closing of positions at a loss is not prohibited. Options that are out of the money may be exercised in less than 30 days. Access Persons are prohibited from engaging in short term or market timing activities in mutual funds advised or sub-advised by the firm. Pre-clearance is required for Access Persons' redemptions or exchanges in mutual funds advised or sub-advised by the firm within 30 days of purchase.

----------
(2) This committee is comprised of the CCO and Director, Mutual Fund Administration.

REPORTING:

         Consistent with the requirements of the Investment Advisers Act of 1940
- Rules 204A-1, and with the provisions of Rule 17j-1 of the Investment Company Act of 1940, Access Persons must submit the following:

         1. INITIAL HOLDINGS REPORT - within ten (10) days of hire, all new Access Persons are required to file a signed and dated Initial Holdings Report, setting forth the title, ticker symbol or CUSIP number, type of security, number of shares, and the principal amount of each covered security (including mutual funds advised or sub-advised by the firm) in which they have any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account is maintained in which any Covered Securities are held for their direct or indirect benefit and the date the report is submitted. The information must be current as of a date no more than 45 days prior to the date the person became an Access Person.

         2. ANNUAL HOLDINGS REPORT - on an annual basis, all Access Persons are required to file within thirty (30) days of year-end a signed and dated Annual Holdings Report listing all Covered Securities beneficially owned as of December 31st. Within this Report, all Access Persons must list the title, the number of shares, and the principal amount of each Covered Security (including mutual funds advised or sub-advised by the firm) in which they had any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account was maintained in which any Covered Securities were held for their direct or indirect benefit and the date the report is submitted. The information must be current as of a date no more than 45 days before the report is submitted.

         3. QUARTERLY TRANSACTION REPORTS - Within thirty (30) days following the end of each calendar quarter all Access Persons must submit a signed and dated report listing all transactions in Covered Securities executed during that preceding calendar quarter. For each transaction, Access Persons are required to list the date, the title, ticker symbol or CUSIP number, the number of shares, interest rate and maturity date, and the principal amount of each covered security involved; the nature of the transaction (i.e., purchase, sale, or other type of acquisition/disposition); the price at which the transaction was effected; and the name of any broker, dealer, or bank through which the transaction was effected and the date the report is submitted. Also in this report Access Persons are to disclose any brokerage account opened during the calendar quarter. Access Persons are required to list the name of the broker, dealer or bank with whom the access person established the account, the date the account was established and the date the report is submitted.

         4. DUPLICATE BROKERAGE/MUTUAL FUND STATEMENTS/CONFIRMS - Access Persons must have duplicate statements and confirms sent to the attention of BHR's CCO. The CCO will review them upon receipt, to ensure all policies are being followed. A Managing Partner will review the statements and confirms of the CCO. Brokerage, mutual funds advised or sub-advised by BHR, IRA's, Rollover IRA's (which are self-directed), ESOP's, private placements, and limited partnerships must all be reported and duplicate statements must be forwarded. Violations detected during the review will be documented by the CCO. The CCO will determine appropriate steps depending on the violation, up to and including termination of employee.

         5. ANNUAL CERTIFICATION - All Access Persons are required to certify annually to the Compliance Department that: (i) they have read and understand the Personal Trading Policy/Code of Ethics; (ii) they have complied with all requirements of the Personal Trading Policy/Code of Ethics; and (iii) they have reported all transactions required to be reported under the Personal Trading Policy/Code of Ethics.

         Transactions effected pursuant to an automatic investment plan (i.e. dividend reinvestment plan) are exempt from reporting, as are acquisitions or securities through stock dividends, stock splits and other similar corporate reorganizations. No reports are required for accounts over which the employee had no direct or indirect influence or control.

         All transaction and holdings reports submitted to Compliance will be maintained in the strictest confidence, except to the extent necessary to implement and enforce provisions of the Code or to comply with requests for information from government agencies or pursuant to litigation.

         Violation of the Personal Investments/Code of Ethics policy may result in disciplinary action. Access Persons of BHR must abide by the established internal policies and procedures. Compliance with the quarterly/annual TRADING DISCLOSURES AND HOLDINGS REPORTING is a requirement of your employment at BHR. It is each employee's responsibility to provide the required information within 30 days of the end of each quarter.

         Access Persons who have not met the stated requirements of the Trading Disclosures and Holdings Report Policy will be subject to disciplinary action. This may include a disciplinary letter in an employee's permanent employment records or the employee may be required to leave the premises, without pay, until the required information is supplied. Continued or future violation of the policy will result in additional disciplinary action (including but not limited to, the potential for termination).

Policy Adopted:  September __, 2006